Exhibit 10.5

January 13, 2012

BY EMAIL

Noah Rosenberg, M.D.

ADDRESS

Re:  Executive Employment Agreement

Dear Noah:

On behalf of Esperion Therapeutics, Inc. (the “Company”), I am pleased to offer you the position of the Company’s Chief Medical Officer (“CMO”).  The terms and conditions of your employment are set forth in this Executive Employment Agreement (“Agreement”).

1.                                      Position.  As CMO, you will report to the Company’s President and Chief Executive Officer (the “CEO”).  This is a full-time exempt position.  It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time).  Notwithstanding the foregoing, you may engage in religious, charitable, or other community activities so long as such services or activities do not interfere or conflict with your obligations to the Company.

2.                                      Start Date. Your employment with the Company will begin on February 6, 2012, unless another date is mutually agreed upon by you and the Company.  For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date”.

3.                                      Salary.  The Company will pay you a salary at the rate of $335,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.  Your salary will be subject to periodic review and adjustments at the Company’s discretion.

4.                                      Sign-On Bonus.  The Company will pay you $15,000, less applicable deductions and withholdings on the Company’s next regular payroll date after the Start Date ( the “Sign-On Bonus”).  It is understood and agreed that you will not elect to participate in the Company’s group medical insurance programs (“Medical Benefits”) until the Company’s open enrollment period in August 2012 and that, if you elect to enroll in the Medical Benefits prior to that time, you will forfeit the Sign-On Bonus.

5.                                      Annual Bonus Compensation.  You will be eligible for a bonus targeted at 35% of your base salary.  The actual amount of the bonus will be determined by the CEO and/or the

Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion, based on their assessment of your performance and that of the Company against goals established by the CEO and the Compensation Committee and communicated to you.  You must be employed on December 31 of each year to earn a bonus for that year and, if earned, the bonus will be paid on or around the following February 1, but no later than March 15.

6.                                      Equity.  The Company will recommend that the Company’s Board of Directors (the “Board”) grant you: (i) an option to purchase 380,000 shares of the Company’s common stock (equal to approximately 1.1% of the Company’s equity on a fully-diluted basis as of the date of this Agreement) in connection with the commencement of your employment (the “Initial Option Grant”) and (ii) an option to purchase an additional 100,000 shares of the Company’s common stock in connection with your forfeiture of your bonus from your current employer (the “Supplemental Option Grant”). The exercise price for the Initial Option Grant and the Supplemental Option Grant shall be equal to the fair market value per share of the common stock on the date of such grants, as determined by the Board.  The option shares issued pursuant to the Initial Option Grant and the Supplemental Option Grant shall be subject to vesting and other terms and conditions set forth in the Company’s 2008 Incentive Option and Restricted Stock Plan, as may be amended, and associated stock option agreements (collectively the “Equity Documents”), including that 25% of the option shares shall vest on the first anniversary of the Start Date and the remainder shall vest ratably on the first day of each of the following 36 months, provided in the event your employment is terminated by the Company without Cause or you resign from your employment for Good Reason and you satisfy the Termination Benefits Conditions, the then unvested portion of the Supplemental Option Grant shall accelerate and become fully vested as of the Date of Termination (all as defined below). Further, you will be eligible to participate in Change in Control option share acceleration rights to the same extent they are provided to other similarly situated senior executives at the Company.

7.                                      Temporary Living Expenses.  It is understood and agreed that you will live in and provide services from your current residence, but that you will travel to work at the Company’s offices in the Plymouth, Michigan area on an as needed basis, with the expectation that you will be in Michigan 8-10 workdays per month.  The Company shall reimburse you for the cost of expenses incurred in connection with traveling to and staying in Michigan, including temporary housing at an agreed-upon location, travel expenses (coach airfare), a per diem meal allowance and other reasonable related items  (collectively “Temporary Living Expenses”). Appropriate supporting documentation (i.e. itemized receipts) of the Temporary Living Expenses must be submitted within 45 days after the Temporary Living Expenses were incurred and prior to reimbursement. The Company will determine in its reasonable judgment what, if any, of your reimbursed Temporary Living Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations

8.                                      Business Travel/Expenses.  It is understood that, in addition to your time in Michigan, you will be required to travel in connection with your job duties.  The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies.

9.                                      Benefits/Vacation/Time Off.  You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, subject to the consequences of the timing of your election to participate in the Company’s Medical benefits. as set forth in Section 4.  Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start.  You will be entitled to earn up to three (3) weeks of vacation per year and five (5) sick days.  You will also be eligible to take time off, as business permits, when the Company is closed between Christmas and New Year’s Day, and take advantage of the summer work hours program.  The Company’s benefit programs may be amended from time to time.

10.                               At-will Employment/Accrued Obligations.  Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.  In the event of the termination of your employment for any reason, the Company shall pay you the “Accrued Obligations,” defined as (1) your base salary through the Date of Termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company and documented prior to any such termination and not yet reimbursed.

11.                               Termination Benefits.  In the event the Company terminates your employment for any reason, the Company shall pay you the Accrued Obligations.  In addition, in the event the Company terminates your employment without Cause or you resign from your employment for Good Reason (both as defined below) and provided you:  (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property (collectively the “Termination Benefits Conditions”), the Company will provide you with the following “Termination Benefits”:  (a) continue your base salary for the six (6) month period that immediately follows the Date of Termination (the “Salary Continuation Payments”); (b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is six (6) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA, and (c) a pro-rated bonus based on the Date of Termination, provided the CEO and the Compensation Committee assess your performance and that of the Company through the Date of Termination against established goals and determine that you are entitled to a pro-rated bonus.  The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year.  In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment.  If you are entitled to a pro-rated bonus pursuant to Section 11(c), it shall be paid at the time the Company pays annual bonuses to the Company’s other senior executives (on or around the February 1, but no later than March 15 following the applicable bonus year).

12.                               Termination of Employment as a result of Death, Disability, Due to your Resignation Without Good Reason or Termination by the Company for Cause.  In the event your employment is terminated as a result of your (i) death, (ii) disability, (iii) resignation without Good Reason or (iv) termination for Cause by the Company, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits.

13.                               Confidential Information and Restricted Activities.  By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Employee Noncompetition, Nonsolicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit A, the terms of which are incorporated by reference herein.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  You further agree that, if were you to breach any of the covenants contained in this the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled.  Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

14.                               Definitions.  For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with reasonable and lawful directives of the CEO or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement; (iv) material misconduct by you which seriously discredits or damages the Company, and/or (v) nonperformance or unsatisfactory performance of your material duties or responsibilities to the Company as determined in good faith by the Company after written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; or (ii) a reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees.  “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

15.                               Taxes; Section 409A.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.  Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your  separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your

“separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The Company makes no representation or warranty and shall have no liability to you  or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16.                               Interpretation, Amendment and Enforcement.  This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Michigan law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Michigan in connection with any Dispute or any claim related to any Dispute.

17.                               Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

18.                               Miscellaneous.  This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or Board member of the Company.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19.                               Other Terms.  This offer is subject to background and reference checks that are satisfactory to the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company  As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company.  We look forward to receiving a response from you as soon as possible acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Roger S. Newton
Roger S. Newton
President & Chief Executive Officer

I have read and accept this employment offer:

/s/ Noah Rosenberg, M.D.
Noah Rosenberg, M.D.

Dated:	1/13/2012

ESPERION THERAPEUTICS, INC.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Esperion Therapeutics, Inc. (along with its subsidiaries and affiliates of the “Company”), I agree as follows:

1.                                      Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, clinical trial design, formulae, molecules, organisms, cell lines, gene sequences, samples, chemical compounds, assays, biological materials, laboratory materials, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.                                      Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                                      Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information.  I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4.                                      Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the CEO of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                                      Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories

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worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related  Developments.

6.                                      Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, diagrams, schematics or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.                                      Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign, both during and after the term of this Agreement,  all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.                                      Non-Competition and Non-Solicitation.  In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) researches, develops, manufactures, licenses or markets AMPk (AMP-activated protein kinase) targeted products and/or apolipoprotein A-I variants of such

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products or (ii) researches, develops, manufactures, licenses or markets any products, or performs any services, that are otherwise competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason or otherwise participate in or facilitate the hire, directly or through another person or entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of the attempt to hire such person.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.                                      Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                               Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                               Remedies Upon Breach.  I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, as well as attorneys fees in the event a court of competent jurisdiction determines that I breached this Agreement.

12.                               Use of Voice, Image and Likeness.  I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.                               Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.                               No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.                               Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

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16.                               Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.                               Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.  If, moreover, any one or more of the provisions (or portions thereof) contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.                               Interpretation.  This Agreement will be deemed to be made and entered into in the State of Michigan, and will in all respects be interpreted, enforced and governed under the laws of the State of Michigan.  I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Washtenaw County, Michigan for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

[End of Text]

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee’s full name)

Type or print name:	Date:

EXHIBIT A

To:                             Esperion Therapeutics, Inc.

From:

Date:

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐                                    No inventions or improvements

☐                                    See below:

☐                                    Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐                                    None

☐                                    See below: